Exhibit 99.1

STONE ENERGY CORPORATION
Announces the Retirement of D. Peter Canty and the Appointment of David H. Welch as President and CEO

NYSE — SGY
LAFAYETTE, LA. March 1, 2004

        Stone Energy Corporation announced today that the board of directors has elected David H. Welch as its new President and CEO and a member of the Board of Directors, effective April 1, 2004. The current President and CEO, D. Peter Canty, will retire on that day; however, will continue to serve as a director of Stone Energy.

    Mr. Welch, 55, joins Stone Energy after a distinguished career at Amoco beginning in 1978 and subsequently, at BP America, Inc. where he most recently served as Senior Vice President responsible for all external affairs in North America. Prior to that, he was President of BP Alaska Canada Gas, and was earlier President of BP's Deepwater GOM Development and Production business. Mr. Welch received a B.S. degree in Petroleum Engineering from LSU, did graduate studies at Colorado School of Mines and received a doctorial degree from Tulane University in Economics and Chemical Engineering. He also studied business at Harvard Business School, completing their Advanced Management Program.

    Mr. Canty's association with Stone Energy began in 1981 when he joined a predecessor company. He was the primary designer of the acquisition and exploitation strategy that has been responsible for the successful development and growth of Stone Energy since its formation. Mr. Canty has planned his retirement to provide for a less rigorous schedule and more time to devote to his personal life and family.

        James H. Stone, Chairman of the Board, said, “We are fortunate to have attracted David Welch to Stone Energy. His extensive experience and demonstrated business success will be important in providing leadership for the future growth and profitability of our company. I am excited to work with Mr. Welch as we go forward together.” Mr. Stone also said, “We congratulate Pete Canty for his success in developing the current management team and providing the leadership to make Stone Energy the premier independent oil and gas company it is today and we wish him the best in his retirement. We are pleased that he will continue to serve as a director.”

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.

        For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.